UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of	Commission File Number	(I.R.S. Employer Identification
incorporation)		Number)

Alpenstrasse 15
6300 Zug
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-41-729-4242

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements.
Effective June 8, 2009, we appointed Joseph C. Henry as Vice President — Legal and William B. Jacobson as Vice President and Chief Compliance Officer. We have entered into employment agreements with each of Messrs. Henry and Jacobson in substantially the same form as the employment agreements we have with our other officers.
Under the terms of the employment agreements, if we terminate the executive’s employment for any reason other than “cause,” if he terminates his employment for “good reason” or if the employment is terminated as a result of his death or “disability”, as defined in the employment agreements, he will be entitled to receive (1) an amount equal to two times, in the case of Mr. Henry, or three times, in the case of Mr. Jacobson, the sum of the highest base salary during the five years prior to the year of termination plus the greater of the highest annual bonus paid during the five years prior to the year of termination and the annual bonus that would be payable in the current fiscal year, (2) any accrued salary or bonus (pro-rated to the date of termination), (3) an amount equal to two times, in the case of Mr. Henry, or three times, in the case of Mr. Jacobson, all employer contributions to our 401(k) plan and other deferred compensation plans (other than the Executive Retirement Plan or the Supplemental Retirement Plan) over the last year of employment, grossed-up to account for federal and state taxes thereon, and (4) an amount equal to two times, in the case of Mr. Henry, or three times, in the case of Mr. Jacobson, the value of all perquisites. In addition, under such circumstances, all benefits under all deferred compensation and other benefit plans, including stock options and restricted share grants, will automatically vest, and all health and medical benefits will be maintained after termination provided he makes his required contribution. We also would be required to pay him a “gross up payment” to ensure that he receives the total benefit intended by his agreement with us. The agreements require us to pay legal fees and expenses incurred by the executive in any disputes regarding the agreements or regarding the employment agreements.
We also maintain indemnification agreement with each of Messrs. Henry and Jacobson. The indemnification agreements provide that we will indemnify the executive if he becomes a party to or is threatened with a legal matter arising out of his serving as a director, officer, employee, agent or fiduciary of us or serving in a similar capacity of another entity at our request. This indemnification would not be applicable in respect of any fraud or dishonesty of the executive.
These descriptions of the employment and indemnification agreements are qualified in their entirety by reference to the agreements, which are filed as exhibits to this report.
Item 1.02 Termination of Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective June 3, 2009, Mr. Burt M. Martin, Senior Vice President and General Counsel, is leaving the company. Mr. Martin had employment agreements with the company, which terminated on his departure.
Joseph C. Henry has become our Vice President — Legal, and William B. Jacobson has become our Vice President and Chief Compliance Officer.
Mr. Henry joined the company in June 2003 and has served as Associate General Counsel since October 2006. Prior to joining us, Mr. Henry was an attorney with the law firm of Fulbright & Jaworski L.L.P. and served as in-house counsel with other energy companies.

Mr. Jacobson has been Weatherford’s Chief Compliance Officer since March 30, 2009. He is currently a partner at Fulbright & Jaworski, LLP. Mr. Jacobson served for approximately 5 1/2 years as a federal prosecutor in the Fraud Section, Criminal Division, U.S. Department of Justice. His last position with the Department, which ended in August 2008, was as Assistant Chief for FCPA Enforcement. In addition, Mr. Jacobson has been a state prosecutor in New York City and has been a partner at Kirkland & Ellis, LLP. Mr. Jacobson is a graduate of Georgetown University Law Center and Tufts University.
Item. 9.01 Exhibits
(c) Exhibits
10.1	Employment Agreement, dated as of June 8, 2009, between Weatherford International Ltd. and Joseph C. Henry.

10.2	Employment Agreement, dated as of June 8, 2009, between Weatherford International, Inc. and Joseph C. Henry.

10.3	Indemnification Agreement, dated as of February 26, 2009, between Weatherford International Ltd. and Joseph C. Henry.

10.4	Employment Agreement, dated as of March 30, 2009, between Weatherford International Ltd. and William B. Jacobson.

10.5	Employment Agreement, dated as of March 30, 2009, between Weatherford International, Inc. and William B. Jacobson.

10.6	Indemnification Agreement, dated as of March 30, 2009 between Weatherford International Ltd. and William B. Jacobson.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
Dated: June 9, 2009	/s/ Bernard J. Duroc-Danner
Bernard J. Duroc-Danner
Chief Executive Officer